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                                                            OMB APPROVAL
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                  UNITED STATES                     OMB Number: 3235-0058
         SECURITIES AND EXCHANGE COMMISSION         Expires: May 31, 1997
             WASHINGTON, D.C. 20549                 Estimated average burden
                                                    hours per response...2.50
                   FORM 12b-25                     ---------------------------
                                                      ------------------------
          NOTIFICATION OF LATE FILING                     SEC FILE NUMBER
                                                        0-11656
(Check One): /x/Form 10-K  / /Form 20-F               ------------------------
            / /Form 11-K  / /Form 10-Q                ------------------------
           / /Form N-SAR                                  CUSIP NUMBER
                                                        95058J 10 9
           For Period Ended: DECEMBER 31, 1995        ------------------------
                            -------------------
           [ ] Transition Report on Form 10-K
           [ ] Transition Report on Form 20-F
           [ ] Transition Report on Form 11-K
           [ ] Transition Report on Form 10-Q
           [ ] Transition Report on Form N-SAR
           For the Transition Period Ended:
                                           ----------------------------------

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  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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Full Name of Registrant

                THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

                       TWO NATIONWIDE PLAZA, SUITE 760
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City, State and Zip Code

                            COLUMBUS, OHIO  43215

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following
/x/ the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                              SEE ATTACHMENT "A"

                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

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PART IV --  OTHER INFORMATION

1) Name and telephone number of person to contact in regard to this notification

       SHELDON A. GOLD                 614                 221-6000
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                  (Name)            (Area Code)         (Telephone Number)

2)  Have all other periodic reports required under Section
    13 or 15(d) of the Securities Exchange Act of 1934 or
    Section 30 of the Investment Company Act of 1940 during
    the preceding 12 months or for such shorter period that
    the registrant was required to file such report(s) been
    filed?  If answer is no, identify report(s).               /x/ Yes   / / No
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3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last
    fiscal year will be reflected by the earnings statements
    to be included in the subject report or portion thereof?   / / Yes  /x/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
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                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    MARCH 29, 1996            By  /s/Sheldon A. Gold
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                                      Sheldon A. Gold, its President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


- ----------------------------------ATTENTION-------------------------------------
INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T (Section 232.201 or Section 232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T (Section 232.13(b) of this chapter).




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                THE WENDT-BRISTOL HEALTH SERVICES CORPORATION
                                 FORM 12b - 25
                         DECEMBER 31, 1995 FORM 10-K

                                ATTACHMENT "A"


PART III - NARRATIVE

Registrant has a limited number of financial and accounting personnel. Significant priority time has been devoted in recent weeks to, among other issues, the following non-recurring matters:

        (a) Favorable settlement of litigation where Registrant was Plaintiff

        (b) Finalization of the re-financing of equipment and certain mortgages

        (c) Selection and negotiation of a pending accounts receivable financing program

        (d) Preparation and audit of two subsidiaries' annual reports to the U.S. Dept. of HUD (one of which represents the initial report of Registrant's new Alzheimers facility)

Disclosures of (a) through (c) will be included in the Form 10-K